EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-239322) and Form S-8 (Nos. 333-231536, 333-218238, and 333-258320) of Emerald Holding, Inc. of our report dated February 23, 2021, except for the effects of the restatement discussed in Note 1 to the consolidated financial statements and Note 1 to financial statement Schedule I, as to which the date is November 5, 2021, relating to the financial statements and financial statement schedules, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Irvine, California
November 5, 2021